INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Konigsberg Corporation
(An Exploration Stage Company)

We consent to the use in the Registration Statement of Konigsberg Corporation on Form SB-2 (the “Registration Statement”) of our Report of Independent Registered Public Accounting Firm dated June 13, 2005, on the consolidated balance sheet of Konigsberg Corporation as at March 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from inception on November 4, 2004 to March 31, 2005.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ TELFORD SADOVNICK, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

August 3, 2005